OMB APPROVAL

OMB Number:  3235-0145
Expires:  September 30, 1988


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                            (Amendment No.__4___)*

                            W W Capital Corporation

                               (Name of Issuer)


                                    Common
                        (Title of Class of Securities)


                                  929363-30-7
                                [C]    [S]   [C]
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








SEC 1745 (5-87)
13G

CUSIP No.  929363-30-7

Page 2 of 3 Pages


1. NAME OF REPORTING PERSON                            David L. Patton
S.S. or I.R.S IDENTIFICATION NO. OF ABOVE PERSON       ###-##-####


2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) X    (b)


3. SEC USE ONLY


4. CITIZENSHIP OR PLACE OF ORGANIZATION                     United States


               NUMBER OF SHARES BENEFICIALLY OWNED BY
                    EACH REPORTING PERSON WITH


5. SOLE VOTING POWER                                   290,908


6. SHARED VOTING POWER                                 371,976


7. SOLE DISPOSITIVE POWER                              290,908


8. SHARED DISPOSITIVE POWER                            371,976


9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY              662,884
EACH REPORTING PERSON


10. CHECK BOX IF THE AGGREGATE AMOUNT IN                    N/A
ROW (9) EXCLUDES CERTAIN SHARES*


11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9         12.1%


12. TYPE OF REPORTING PERSON                           IN

Schedule 13G
Page 3 of 5

Item 1.

   (a) Name of Issuer:
                    W W CAPITAL CORPORATION


   (b) Address of Issuer's Principal Executive Offices:
                    11990 Grant Street, Suite 400
                    Northglenn, CO  80233

Item 2.

   (a) Name of Person Filing:
                    David L. Patton


   (b) Address of Principal Business Office or, if none, Residence:
                    1003 Central
                    Dodge City, KS  67801


   (c) Citizenship:

               United States

   (d) Title of Class of Securities:
               Common

   (e) CUSIP Number:
               929363-30-7

Item 3.
     If this Statement is Filed Pursuant to Rules 13d-1(b), or 13d-2(b), Check whether the Person Filing is a

   (a) [   ]                  Broker or Dealer registered under Section 15
                         of the Act

   (b) [   ]             Bank as defined in Section 3(a)(6)
                         of the Act

   (c) [   ]             Insurance Company as defined in Section
                         3(a)(19) of the Act

   (d) [   ]             Investment Company registered under
                         Section 8 of the Investment Company Act

   (e) [   ]             Investment Adviser registered under Section 203
                         of the Investment Advisers Act of 1940

   (f) [  ]                   Employee Benefit Plan, Pension Fund which is
                         subject to the provisions of the Employee
                         Retirement Income Security Act of 1974
                         or Endowment Fund

   (g) [  ]                   Parent Holding Company, in accordance with
                         Rule 13d-1(b)(ii)(G)

   (h) [  ]              Group,in accordance with Rule 13d-1(b)(1)(ii)(H)

Schedule 13G
Page 4 of 5

Item 4. Ownership:

(a) Amount Beneficially Owned:                         662,884

(b) Percent of Class:                                  12.1%

(c) Number of shares to which such person has:

    (i)   sole power to vote or to direct the vote          290,908

   (ii)   shared power to vote or to direct the vote        371,976

  (iii)   sole power to dispose or to direct           290,908
         the disposition of

   (iv)   shared power to dispose or to direct              371,976
         the disposition of


Item 5.   Ownership of Five Percent or Less of a Class:

     If this statement is being filed to report the fact that as of the date thereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
     securities, check the following [   ].                  N/A

Item 6.   Ownership of More than Five Percent on Behalf of Another
Person:

  N/A

Item 7.   Identification and Classification of the Subsidiary which
Acquired the Security Being                                        Reported on
by the Parent Holding Company:

  N/A

Item 8.   Identification and Classification of Members of the Group:

  N/A

Item 9.   Notice to Dissolution of Group:


Item 10.  Certification:

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                                       Schedule 13G
                                                        Page 5 of 5


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date


Signature


Name/Title